Resources Connection, Inc. Reports Fourth Quarter and Year-End Results for Fiscal 2011

- Fourth quarter earnings of $0.12 per share, including non-cash adjustment of contingent consideration of $0.05 and unfavorable impact of new tax valuation allowance of $0.02

- Fourth quarter gross margin improves to 38.1%

- Revenues increase 8.8% quarter over quarter

- Company buys back 1,017,000 shares during quarter, returns $30 million in capital to shareholders during fiscal 2011

- Fourth quarter cash flow from operations and adjusted EBITDA sequentially improve to $11.0 million and $13.7 million, respectively

IRVINE, Calif., July 14, 2011 /PRNewswire/ -- Resources Connection, Inc. (NASDAQ: RECN), a multinational professional services firm that provides to clients – through its operating subsidiary, Resources Global Professionals ("Resources") – accomplished professionals in accounting and finance, risk management and internal audit, corporate advisory and strategic communications, information management, human capital, supply chain management and legal services, today announced financial results for its fiscal fourth quarter and year ended May 28, 2011.

Total revenue for the fourth quarter of fiscal 2011 was $145.7 million, up 8.8% and 5.9% on a quarter-over-quarter basis and sequential quarter basis, respectively. Revenues in the U.S. were up 4.0% and 0.6% sequentially and quarter-over-quarter, respectively, while international revenues increased 10.9% and 36.6% sequentially and quarter-over-quarter, respectively (6.1% sequentially and 25.5% quarter-over-quarter on a constant dollar basis).

Gross margin was 38.1% in the fourth quarter of fiscal 2011, up 110 basis points from the third quarter of fiscal 2011. Selling, general and administrative expenses for the fourth quarter of fiscal 2011 were $43.7 million, down $1.6 million from $45.3 million in the third quarter of fiscal 2011.

Cash flow from operations and adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, stock based compensation and contingent consideration adjustments) were $11.0 million and $13.7 million (9.4% of revenue), respectively, for the fourth quarter of fiscal 2011.

"In fiscal 2011, we grew our revenues by $46.5 million, bringing operating leverage to our business," said Tony Cherbak, chief operating officer. "The 320 basis point improvement in our adjusted EBITDA margin of 8.7% for 2011 is reflective of the excellent work our talented employees are doing for our clients."

The Company's pre-tax income for the fourth quarter was $12.1 million, and included a non-cash adjustment of $3.2 million related to a reduction of the estimated fair value of contingent consideration.

The Company's net income for the fourth quarter ended May 28, 2011, was $5.4 million, or $0.12 per diluted share. Included in the $0.12 net income per diluted share was non-cash income of $0.05 per diluted share related to a decrease in the estimated fair value of contingent consideration, partially offset by a $0.02 per share charge related to newly established tax valuation allowances. This compares with net income for the fourth quarter ended May 29, 2010, of $2.3 million, or $0.05 per diluted share (the $0.05 per diluted share included $0.03 per diluted share of non-cash charges related to an increase in the estimated fair value of contingent consideration, the estimated employee portion of contingent consideration and newly established tax valuation allowances).

"We are pleased with the improvement in profitability and adjusted EBITDA from prior year levels," said Don Murray, chief executive officer of Resources. "It is also gratifying to have returned almost $30 million in capital to our shareholders this year. Our ability to generate cash allows us to return cash to our shareholders and to invest as opportunities for growth present themselves."

Total revenue for the year ended May 28, 2011 was $545.5 million, up 9.3% from $499.0 million for fiscal 2010. Revenues in the U.S. in fiscal 2011 were up 7.3% from the prior year while international revenues in fiscal 2011 increased 15.4% from the prior year (13.9% on a constant dollar basis).

The Company's net income for the year ended May 28, 2011, was $24.9 million, or $0.53 per diluted share (including non-cash income of $0.34 per diluted share related to net decreases in the estimated fair value of contingent consideration, partially offset by a $0.03 per share charge related to newly established tax valuation allowances). This compares with a net loss for the year ended May 29, 2010, of $11.7 million, or $0.26 per diluted share (the loss of $0.26 per diluted share included $0.13 per diluted share of non-cash charges related to an increase in the estimated fair value of contingent consideration, the estimated employee portion of contingent consideration and newly established tax valuation allowances).

ABOUT RESOURCES GLOBAL PROFESSIONALS

Resources Global Professionals, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational professional services firm that helps business leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise – finance and accounting, information management, internal audit, corporate advisory and strategic communications, human capital, legal services and supply chain management.

Resources Global was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 2,900 professionals, annually serving over 1,900 clients around the world from more than 80 practice offices.

Headquartered in Irvine, California, Resources Global has served 86 of the Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange's highest tier by listing standards. More information about Resources Global is available at http://www.resourcesglobal.com.

Resources will hold a conference call for interested analysts and investors at 5:00 p.m., ET today, July 14, 2011. This conference call will be available for listening via a webcast on the Company's website: http://www.resourcesglobal.com.

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should," or "will" or the negative of these terms or other comparable terminology. In this press release, such statements include the Company's beliefs regarding its ability to generate cash to return cash to its shareholders and to invest in opportunities for growth. Such statements and all phases of Resources Connection's operations are subject to known and unknown risks, uncertainties and other factors, including seasonality, overall economic conditions and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Resources Connection's, and its industry's, actual results, levels of activity, performance or achievements may be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The Company undertakes no obligation to update the forward-looking statements in this press release.

RESOURCES CONNECTION, INC. STATEMENT OF OPERATIONS (in thousands, except per share amounts)

	Quarter Ended		Year Ended

	May 28, 2011	May 29, 2010	May 28, 2011	May 29, 2010

	(unaudited)		(unaudited)

Revenue	$145,697	$133,905	$545,546	$498,998
Direct costs of services	90,189	78,523	335,071	303,768
Gross profit	55,508	55,382	210,475	195,230
Selling, general and administrative expenses (1)	43,738	43,004	172,622	182,985
Employee portion of contingent consideration expense (2)	—	500	—	500
Contingent consideration adjustment (2)	(3,200)	704	(25,852)	1,492
Operating income (loss) before amortization and depreciation (1), (2)	14,970	11,174	63,705	10,253
Amortization of intangible assets	1,206	1,305	5,030	3,496
Depreciation expense	1,747	2,021	7,223	8,544
Operating income (loss) (1), (2)	12,017	7,848	51,452	(1,787)
Interest income	(107)	(132)	(473)	(656)
Income (loss) before provision for income taxes (1), (2)	12,124	7,980	51,925	(1,131)
Provision for income taxes (3)	6,723	5,666	27,070	10,618
Net income (loss) (1), (2), (3)	$5,401	$2,314	$24,855	$(11,749)
Basic net income (loss) per share	$0.12	$0.05	$0.54	$(0.26)
Diluted net income (loss) per share	$0.12	$0.05	$0.53	$(0.26)
Basic shares	45,958	46,340	46,124	45,894
Diluted shares	46,325	46,906	46,489	45,894

EXPLANATORY NOTES

(1) Selling, general and administrative expenses ("SG&A") include non-cash compensation expense for employee stock option grants and employee stock purchases of $2.0 million and $2.9 million for the three months ended May 28, 2011 and May 29, 2010, respectively, and $9.8 million and $15.5 million for the years ended May 28, 2011 and May 29, 2010, respectively.  The SG&A expenses for the year ended May 29, 2010 also include $7.0 million related to the resignation of two senior executives during the period, including the acceleration of recognition of compensation expense for employee stock option grants of $2.2 million.

(2)The contingent consideration adjustment for the three months and year ended May 28, 2011 is a favorable adjustment of approximately $3.2 million and $25.9 million, respectively, in recognition of the change in the fair value of the contingent consideration liability associated with the November 2009 acquisition of the Sitrick Brincko Group.  These adjustments are a reduction in the anticipated contingent consideration payable in November 2013.   As required by accounting rules under generally accepted accounting principles ("GAAP") for acquisitions that include earn-out provisions, the Company periodically assesses the likely fair value to be paid at the earn-out date.  The Sitrick Brincko Group earn-out is based upon an annual assessment of actual EBITDA of the Sitrick Brincko Group and an updated assessment of various probability weighted projected EBITDA scenarios over the remaining two and a half years of the earn-out period.  Until the earn-out payment is certain at the end of the earn-out period, this periodic adjustment is a non-cash change in the results of operations and can materially impact operating results.  An increase in the earn-out expected to be paid will result in a charge to operations in the quarter that the anticipated fair value of contingent consideration increases, while a decrease in the earn-out expected to be paid will result in a credit to operations in the quarter that the anticipated fair value of contingent consideration decreases. Based upon the first eighteen months of actual results and an updated probability weighted assessment of various projected EBITDA scenarios of the Sitrick Brincko Group for the two and a half years remaining in the earn-out period, the Company estimated the current fair value of the contingent consideration to be $33.5 million as of May 28, 2011, representing a decrease of $3.2 million from the Company's previous estimate.  For the quarter ended May 29, 2010, the Company also recognized $500,000 as an estimate of the amount of contingent consideration owed to employees related to the Sitrick Brincko Group acquisition; this estimate is also subject to revision based on projected EBITDA scenarios.

(3)The Company's effective tax rate was 55.5% and 71.0% for the three months ended May 28, 2011 and May 29, 2010, respectively and 52.1% and (938.8%) for the years ended May 28, 2011 and May 29, 2010, respectively.    For the three months ended May 28, 2011 and May 29, 2010, the Company established new valuation allowances against deferred tax assets in certain foreign locations of $711,000 and $778,000, respectively.  For the years ended May 28, 2011 and May 29, 2010, the Company established new valuation allowances against deferred tax assets in certain foreign locations of $1.5 million and $4.7 million, respectively. For all periods presented, the Company is unable to benefit from, or has limitations on the benefit of, tax losses in certain foreign jurisdictions. To a lesser extent, the accounting treatment under GAAP for the cost associated with incentive stock options and shares purchased through the Employee Stock Purchase Plan have caused volatility in the Company's effective tax rate.

RESOURCES CONNECTION, INC. Reconciliation of Net Income (Loss) to Adjusted EBITDA (in thousands, except Adjusted EBITDA Margin)

	Quarter Ended		Year Ended

	May 28, 2011	May 29, 2010	May 28, 2011	May 29, 2010

	(unaudited)		(unaudited)

Consolidated EBITDA and Adjusted EBITDA
Net income (loss)	$ 5,401	$ 2,314	$ 24,855	$ (11,749)
Adjustments:
Amortization of intangible assets	1,206	1,305	5,030	3,496
Depreciation expense	1,747	2,021	7,223	8,544
Interest income	(107)	(132)	(473)	(656)
Provision for income taxes	6,723	5,666	27,070	10,618
EBITDA	14,970	11,174	63,705	10,253
Stock-based compensation expense	1,952	2,882	9,778	15,493
Contingent consideration adjustment	(3,200)	704	(25,852)	1,492
Adjusted EBITDA	$13,722	$14,760	$47,631	$27,238
Revenue	$145,697	$133,905	$545,546	$498,998
Adjusted EBITDA Margin	9.4%	11.0%	8.7%	5.5%

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance, with GAAP to assess our financial and operating performance.  A non-GAAP financial measure is defined as a numerical measure of a company's financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

Adjusted EBITDA, a non-GAAP financial measure, is calculated as net income (loss) before amortization of intangible assets, depreciation expense, interest income, income taxes, stock-based compensation expense and contingent consideration expense.  Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Revenue.  We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful measures to our investors because they are financial measures used by management to assess the performance of our Company.  Adjusted EBITDA and Adjusted EBITDA Margin are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity.  These measures should be considered in addition to, and not as a substitute to, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP.

RESOURCES CONNECTION, INC. SELECTED BALANCE SHEET INFORMATION (in thousands)
	May 28, 2011	May 29, 2010
	(unaudited)
Cash, cash equivalents and short-term investments	$ 144,873	$140,905
Accounts receivable, less allowances	$ 87,162	$ 73,936
Total assets	$476,397	$473,200
Current liabilities	$ 67,199	$ 57,749
Total stockholders' equity	$372,726	$353,241

CONTACT: media, Michael Sitrick, +1-310-788-2850, mike_sitrick@sitrick.com, for Resources Connection, Inc.; or analysts, Nate Franke, Chief Financial Officer of Resources Connection, Inc., +1-714-430-6500, nate.franke@resources-us.com